Exhibit 99.1

Galaxy Gaming Enters into Amended Credit Agreement

LAS VEGAS, October 15, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, is announcing today that it has amended its credit agreement.

Amended Credit Agreement

On October 14, 2019, Galaxy Gaming, Inc. (the “Company”) entered into a Fourth Amendment to the Credit Agreement dated April 24, 2018, as previously amended, between the Company and Zions Bancorporation, N.A. dba Nevada State Bank.  The Fourth Amendment revises certain leverage ratio covenants contained in the original Credit Agreement, including establishing the Senior Leverage Ratio (as defined in the Credit Agreement) at 2.0x for the remaining term of the Credit Agreement; and establishing the Total Leverage Ratio (as defined in the Credit Agreement) at 7.25x, with semi-annual step-downs of 0.25x every six months, commencing June 30, 2020 through December 31, 2022.  In addition, the Fourth Amendment also eliminates the $10 million additional Term Loan B availability that was provided in the Second Amendment.  The foregoing summary is qualified in its entirety by reference to the Fourth Amendment which has been filed as an exhibit to Form 8-K contemporaneously with this announcement.

“We are very grateful to Nevada State Bank for their willingness to work with us as we deal with all of the issues attendant to the redemption transaction we undertook in May of this year,” said Harry Hagerty, the Company’s CFO.  “The new leverage covenants remove the near-term need to refinance the indebtedness issued in the redemption.”

Forward-Looking Statements

Certain statements in this release, including all statements regarding plans, prospects and expectations concerning our business and financial results may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission. Forward-looking statements are based on currently available information, and Galaxy disclaims any obligation to update or revise any forward-looking statements made in this release, except as required by law.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops, assembles and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740